Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Swift & Company on Form S-4 of our report dated July 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in methods of accounting for goodwill and other intangible assets in 2003 and derivative instruments and other hedging activities in 2002) with respect to the combined financial statements of the ConAgra Red Meat Business, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Selected Historical Financial Data” and “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP DELOITTE & TOUCHE LLP Omaha, Nebraska October 30, 2003